AMENDMENT TO THE AMENDED
                              DISTRIBUTION PLAN OF
                        LEGG MASON TAX-FREE INCOME FUND:
                    LEGG MASON MARYLAND TAX-FREE INCOME TRUST
                  LEGG MASON PENNSYLVANIA TAX-FREE INCOME TRUST
               LEGG MASON TAX-FREE INTERMEDIATE-TERM INCOME TRUST


         WHEREAS, Legg Mason Tax-Free Income Fund (the "Trust") has adopted an Amended Distribution Plan effective February 7, 1996 on behalf of the Primary Class shares of its three series known as Legg Mason Maryland Tax-Free Income Trust, Legg Mason Pennsylvania Tax-Free Income Trust, and Legg Mason Tax-Free Intermediate-Term Income Trust (the "Funds", and the Amended Distribution Plan, the "Plan");

         WHEREAS, the Trust's Board of Trustees (the "Board") has appointed Legg Mason Investor Services, LLC ("LMIS") as distributor to replace Legg Mason Wood Walker, Incorporated ("LMWW") pursuant to a Distribution Agreement that the Board approved on November 16, 2005 ("Distribution Agreement") in accordance with the requirements of Section 15 of the Investment Company Act of 1940 (the "1940 Act");

         WHEREAS, the Board, in accordance with the requirements of Rule 12b-1 under the 1940 Act, has amended the Plan to substitute LMIS for LMWW and its corresponding contractual duties under the Plan; and

         WHEREAS, LMIS is able and willing to provide the services required thereunder;

         NOW, THEREFORE, in accordance with the foregoing, all references to LMWW in the Plan are hereby replaced with LMIS and any reference to the Trust's underwriting agreement refers to the Distribution Agreement.



         IN WITNESS THEREOF, the Trust has executed this Amendment to the Plan as of the day and year set forth below:

Date: December 1, 2005


ATTEST:                             LEGG MASON TAX-FREE INCOME FUND


By:  /s/ Richard M. Wachterman      By:  /s/ Gregory Merz
    --------------------------          -------------------
         Richard M. Wachterman           Gregory Merz
         Secretary                       Vice President